Exhibit 99.1

THE BRICKMAN GROUP, LTD. REPORTS SECOND QUARTER RESULTS

Gaithersburg, MD – August 10, 2006 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the second quarter of 2006. For the three months ended June 30, 2006, Brickman had revenue of $149.5 million, net income of $12.1 million and EBITDA of $33.7 million.

The EBITDA of $33.7 million represents an increase of $3.2 million from the second quarter of 2005. Brickman’s second quarter net income of $12.1 million was $1.8 million greater than 2005’s second quarter net income of $10.3 million. These increases were attributable to higher revenue of $12.3 million, and higher gross profit of $3.5 million related to the higher revenue. At June 30, 2006, Brickman’s net debt was 2.4 times EBITDA as compared to net debt of 2.7 times EBITDA at June 30, 2005. A reconciliation of net income to EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures contained in financial and other covenants in Brickman’s credit agreement and senior subordinated note indenture.

Second quarter revenues were $149.5 million, an increase of $12.3 million, or 9.0% over the same period in 2005. This increase was driven by increases of $8.5 million or 6.6% in landscape maintenance services revenues and $3.9 million or 48.4% in design build revenue over the second quarter of 2005, offset by a $0.1 million or 6.3% decrease in snow removal revenue from the second quarter of 2005. The increase in landscape maintenance revenues was primarily the result of new contract sales. The increase in design/build revenue reflected higher revenue in this service offering which can fluctuate from period to period based on the timing of projects.

Brickman’s net income in the second quarter of 2006 was $12.1 million, $1.8 million higher than the second quarter of 2005’s net income of $10.3 million. General and administrative expenses for the second quarter of 2006 increased over the same period in 2005 by $0.8 million, or 4.1%, amortization expense decreased $0.7 million, or 15.9% and interest expense decreased $0.1 million, or 1.2%. Average debt outstanding in the second quarter of 2006 was $182.3 million compared to $191.5 million in the second quarter of 2005. The weighted average rate of interest on outstanding debt in the second quarter of 2006 was 10.8% compared to 10.4% in the second quarter of 2005.

Brickman’s EBITDA for the six months ended June 30, 2006 was $33.9 million, a decrease of $1.7 million or 4.8% over the six months ended June 30, 2005. This decrease was attributable to lower snow removal revenue in the six months ended June 30, 2006 compared to the same period in 2005 resulting in a deleveraging of general and administrative costs.

Revenues for the first six months of 2006 were $232.5 million, an increase of $3.4 million, or 1.5% over the same period in 2005. This increase was driven by increases in landscape maintenance revenue of $20.9 million or 12.1%, and design build revenue of $3.2 million or 25.6% over the first six months of 2005, offset by a decrease in snow removal revenue of $20.7 million or 46.9% from the first six months of 2005. The increase in maintenance revenues was the result of new contract sales. The increase in design/build revenue reflected higher revenue in this service offering which can fluctuate from period to period based on the timing of projects. The decrease in snow removal revenues was primarily the result of significantly less snowfall amounts in many of our markets in 2006 compared to 2005.

Brickman’s net income in the first six months of 2006 of $4.8 million was $1.0 million lower than 2005’s net income of $5.8 million. General and administrative expenses increased $3.8 million, amortization expense decreased $1.3 million and interest expense decreased $0.1 million. Average debt outstanding in the first six months of 2006 was $186.9 million compared to $192.4 million in the first six months of 2005, but the weighted average rate of interest on outstanding debt in the first six months of 2006 was 10.6% compared to 10.4% in the first six months of 2005.

For the twelve-month period ended June 30, 2006, Brickman generated revenue of $457.9 million, gross profit of $139.9 million, net income of $13.4 million, and EBITDA of $75.3 million. Twelve-month amounts are unaudited and have been calculated by subtracting the unaudited results for the six-month period ended June 30, 2005 from the audited results for the year ended December 31, 2005 and adding the unaudited results for the six-month period ended June 30, 2006 to the result.

A reconciliation of net income to EBITDA reported above follows (in millions):

	Three months ended June 30,		Twelve Months Ended June 30,
	2005	2006	2005	2006
Net income	$10.3	$12.1	$13.3	$13.4
Interest expense	5.0	4.9	19.9	19.8
Income taxes	7.0	8.7	8.9	9.7
Depreciation	3.6	4.1	12.6	15.4
Amortization	4.6	3.9	19.6	17.0

EBITDA	$30.5	$33.7	$74.3	$75.3

	Six months ended June 30,
	2005	2006
Net income	$5.8	$4.8
Interest expense	10.0	9.9
Income taxes	4.0	3.5
Depreciation	6.7	7.9
Amortization	9.1	7.8

EBITDA	$35.6	$33.9

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	June 30,
	2005	2006
Accrued interest	$748	$734
Revolving credit	17,000	14,000
Total long-term debt	182,352	174,375

Total debt	200,100	189,109
Less: Cash	1,661	4,617

Net debt	198,439	184,492

Trailing twelve months EBITDA	$74,301	$75,338

Ratio of Net debt to EBITDA	2.7x	2.4x

Brickman’s working capital at June 30, 2006 was $15.5 million compared to working capital of $20.1 million at December 31, 2005. The decrease in working capital resulted from purchases of property and equipment of $17.3 million, a payment of principal on Brickman’s term loan of $4.0 million, and distributions to our parent company, Brickman Group Holdings, Inc., totaling $4.8 million, offset by increases in working capital caused by seasonal factors. The distributions to our parent company consisted of a distribution used by our parent company for debt service totaling $4.4 million, and distributions to fund parent company stock redemptions from terminated employees totaling $0.4 million. There was a $14.0 million outstanding balance on Brickman’s $30.0 million revolving credit facility at June 30, 2006. Cash flow from operations for the six months ended June 30, 2006 was $14.2 million, an increase of $6.8 million compared to the first six months of 2005. Capital expenditures for the first six months of 2006 were $17.3 million compared to $20.4 million in the first six months of 2005.

Brickman will host a conference call to discuss the second quarter results on August 11, 2006 at 10:00 AM EDT. The call may be accessed by dialing (888) 313-7413. The call will be recorded with replay accessible from August 11, 2006 through August 18, 2006 by dialing (800) 633-8284, reservation #21298611.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Consolidated Balance Sheets

(in thousands)

	Unaudited	December 31, 2005	Unaudited
	June 30, 2005		June 30, 2006
Current assets	$81,121	$83,852	$93,087
Property and equipment	42,898	38,572	46,230
Other assets	11,091	11,271	11,795
Intangibles and goodwill	119,958	112,674	105,577

Total assets	$255,068	$246,369	$256,689

Current liabilities, less current maturities	$46,545	$47,889	$54,722
Revolving credit	17,000	7,000	14,000
Current maturities of long-term debt	7,977	8,864	8,864

Current liabilities	71,522	63,753	77,586
Long-term debt	174,375	169,500	165,511
Other liabilities	2,983	3,235	3,687

Total liabilities	248,880	236,488	246,784
Shareholder’s equity	6,188	9,881	9,905

Total liabilities and shareholder’s equity	$255,068	$246,369	$256,689

The Brickman Group, Ltd.

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2005	2006	2006
Net service revenues	$137,227	$149,537	$457,909
Cost of services provided	90,474	99,254	317,966

Gross profit	46,753	50,283	139,943
General and administrative expenses	19,834	20,656	79,992
Amortization expense	4,619	3,884	17,007

Income from operations	22,300	25,743	42,944
Interest expense	4,992	4,930	19,831

Income before income taxes	17,308	20,813	23,113
Income tax provision	7,022	8,742	9,720

Net income	$10,286	$12,071	$13,393

	Six months ended June 30,
	2005	2006
Net service revenues	$229,088	$232,452
Cost of services provided	162,489	165,013

Gross profit	66,599	67,439
General and administrative expenses	37,692	41,456
Amortization expense	9,084	7,768

Income from operations	19,823	18,215
Interest expense	9,994	9,882

Income before income taxes	9,829	8,333
Income tax provision	4,030	3,500

Net income	$5,799	$4,833